                                                                      EXHIBIT 12

                             CONEXANT SYSTEMS, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)

                                                                                                                 THREE MONTHS
                                                                                                                    ENDED
                                                                        FISCAL YEARS                             DECEMBER 29,
                                               2006           2005         2004          2003         2002           2006
                                          ------------   ------------   ------------   ---------  ------------   ------------
Income (loss) before income taxes ......  $   (119,699)  $   (173,668)  $   (300,916)  $  23,433  $   (145,588)  $      1,447
Add: loss (income) from equity
  method investments ...................         8,164         10,642        (14,422)      3,119         3,864              5

Add: fixed charges-
Interest expense, including amortization
  of debt issuance costs ...............        38,130         33,691         30,708      28,120        31,069         13,036
Interest element of rent expense .......           789          1,055          1,065         840           650            167
                                          ------------   ------------   ------------   ---------  ------------   ------------
Total fixed charges ....................        38,919         34,746         31,773      28,960        31,719         13,203
                                          ------------   ------------   ------------   ---------  ------------   ------------
Total earnings (losses) available
  for fixed charges ....................  $    (72,616)  $   (128,280)  $   (283,565)  $  55,512  $   (110,005)  $     14,655
                                          ============   ============   ============   =========  ============   ============

Ratio of earnings to fixed charges (1)..            --             --             --         1.9            --            1.1

(1) For purposes of calculating this ratio, earnings consist of income (loss) from continuing operations before (i) income taxes, (ii) income (loss) from equity method investments and (iii) fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs, and the portion of rent expense which we believe is representative of the interest component of rental expense. Earnings were insufficient to cover fixed charges by $111.5 million, $163.0 million, $315.3 million and $141.7 million for fiscal years 2006, 2005, 2004 and 2002, respectively.